Exhibit 10.41
SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF
STEELCASE INC.
     Beginning immediately following the Board of Directors meeting on March 28, 2006, non-employee directors shall be compensated annually as follows.
Annual Retainers

Type of Compensation	Director	Board Chair
Board Annual Retainer	$80,000	$150,000
Committee Chair Annual Retainers:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000
     Board annual retainers and committee chair annual retainers shall be paid on a quarterly basis in advance, 50% in cash and the remaining 50% in either:
•	A deemed investment in Steelcase Inc. Class A Common Stock under the Steelcase Inc. Non-Employee Director Deferred Compensation Plan; or

•	Steelcase Inc. Class A Common Stock issued under the Steelcase Inc. Incentive Compensation Plan.
     The stock or deemed investment shall be subject to the expectation that it will be held for the length of Board service.
     All shares granted to directors as part of their non-cash director compensation shall be granted in the form of Steelcase Inc. Class A Common Stock, pursuant to the Steelcase Inc. Incentive Compensation Plan. The number of shares of Class A Common Stock to be awarded shall be calculated using the Fair Market Value, as defined in the Steelcase Inc. Incentive Compensation Plan, of such shares on the date on which the quarterly payment is made.
Meeting Fees and Expenses
     Each director (including committee chairs but excluding the Board chair) will receive $1,500 per committee meeting attended, paid in cash. Additionally, all directors (including committee chairs and the Board chair) will be reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings, paid in cash.
Payments
     Payments (of cash and stock) shall be made on or about the 10th day of the month of March, September and December. June payments shall be deferred until and paid on or about the 30th of June, in order to accommodate the election of directors at the Steelcase Inc. Annual Shareholders Meeting.
Deferred Compensation Plan
     Each non-employee director can participate in the Steelcase Inc. Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on the Board of Directors. A participating director may elect to have the deferred amount deemed as an investment in Steelcase Inc. Class A Common Stock or invested in any of several investment funds.
Outside Director Benefit Plan
     Each non-employee director who is not a retiree of the Company is also eligible to participate in the Steelcase Benefit Plan for Outside Directors which provides health, vision and group travel accident benefits.
Employees and Officers
     Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.
     Last revised on October 4, 2007.

     Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.
     Last revised on October 4, 2007.

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